EXHIBIT 10.96


         AMENDED AND RESTATED SHAREHOLDER LOAN AGREEMENT

                            between

               PAN-WESTERN ENERGY CORPORATION LLC

                           as Lender

                              and

            TANGSHAN PANDA HEAT AND POWER CO., LTD.

                          as Borrower


                   Dated as of April 1, 1997

                       TABLE OF CONTENTS
                                                             Page


ARTICLE 1 - DEFINITIONS                                         1
      1.1   Definitions                                         1

ARTICLE 2 - THE CREDIT FACILITY                                13
      2.1   Credit Facility                                    13
      2.2   Interest Payments                                  13
            2.2.1  Interest Payment Dates                      13
            2.2.2  Interest                                    13
      2.3   Project Note                                       13
      2.4   Repayment of the Loans                             14
            2.4.1  Payments                                    14
            2.4.2  Application of Payments                     14
      2.5   Prepayments                                        14
            2.5.1  Voluntary Prepayments                       14
            2.5.2  Certain Mandatory Prepayments               14
            2.5.3  Expropriation Event; Event of Loss          14
      2.6   Fees                                               15

ARTICLE 3 - CONDITIONS PRECEDENT                               16
      3.1   Borrower's Certificate                             16
            (a)  Representations and Warranties                16
            (b)  No Event of Default                           16
            (c)  Governmental Authorizations and other
            consents and approvals                             16
            (d)  Facility Costs                                16
      3.2   On-Shore Accounts                                  16
      3.3   Evidence of Facility Costs and Other Expenses      16
      3.4   Progress Report; Project Engineer                  16
      3.5   Registration Certificate                           17
      3.6   Equity Contributions; Real Estate Transfers        17

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES                     17
      4.1   Organization                                       17
      4.2   Authorization; No Conflict                         17
      4.3   Legality, Validity and Enforceability              17
      4.4   Compliance with Law, Governmental Authorizations
            and Project Documents                              17
      4.5   Governmental Authorizations                        18
      4.6   Litigation                                         18
      4.7   Existing Defaults                                  18
      4.8   Taxes                                              18
      4.9   Contingent Liabilities                             18
      4.10  Business, Debt, Contracts, Etc.                    18
      4.11  Representations and Warranties                     18
      4.12  Utilities                                          18
      4.13  Project Documents                                  19
      4.14  Fees and Enforcement                               19
      4.15  Immunity                                           19
      4.16  Subsidiaries and Beneficial Interest               19
      4.17  No Other Powers of Attorney, etc.                  19
      4.18  Liens                                              19
      4.19  Regulation of Parties                              19
      4.20  Transactions with Affiliates                       19

ARTICLE 5 - AFFIRMATIVE COVENANTS OF THE BORROWER              20
      5.1   Repayment of Indebtedness                          20
      5.2   Existence, Conduct of Business, Properties, Etc.   20
      5.3   Performance of Covenants and Obligations           20
      5.4   Use of Funds                                       20
      5.5   Accounts                                           20
      5.6   Compliance with Legal Requirements                 21
      5.7   Operating Budgets                                  21
      5.8   Books, Records, Access                             22
      5.9   Financial Statements                               22
      5.10  Insurance                                          22
      5.11  Reports; Cooperation                               23
      5.12  Taxes and Other Governmental Charges               23
      5.13  Notices                                            24
      5.14  Expropriation Event                                24
      5.15  Increased Costs                                    24
      5.16  Taxes                                              25
      5.17  Registration of the Loans; Other Foreign
            Exchange Matters                                   25
      5.18  Loan Payment Reserve                               25

ARTICLE 6 - NEGATIVE COVENANTS                                 25
      6.1   Indebtedness                                       26
      6.2   Limitations on Liens                               26
      6.3   Nature of Business                                 26
      6.4   Sale or Lease of Facility Assets                   26
      6.5   Merger, Consolidation, Liquidation, Dissolution    26
      6.7   Loans, Advances or Investments                     27
      6.8   Immunity                                           27
      6.9   Distributions                                      27
      6.10  Transactions With Affiliates                       27
      6.11  Partnerships; Subsidiaries                         27
      6.12  Assignment                                         27
      6.13  Abandonment of Project                             28
      6.14  Improper Use                                       28
      6.15  Regulation of Parties                              28
      6.16  Amendments                                         28

ARTICLE 7 - EVENTS OF DEFAULT; CURE RIGHTS; REMEDIES           28
      7.1   Events of Default; Cure Rights                     28
            7.1.1  Failure to Make Payments                    28
            7.1.2  Misstatements; Omissions                    28
            7.1.3  Affirmative Covenants                       28
            7.1.4  Negative Covenants                          29
            7.1.5  Breach of Material Project Documents        29
            7.1.6  Bankruptcy; Insolvency                      29
            7.1.7  Judgments                                   30
            7.1.8  Other Indebtedness                          30
            7.1.9 Termination or Invalidity of Certain Project Documents; Abandonment of Project 30
            7.1.10 Commercial Operation Date                   30
            7.1.11 Government Authorizations                   31
            7.1.12 Destruction of Project                      31
            7.1.13 Change of Law                               31
            7.1.14 Remedies                                    31

ARTICLE 8 - SCOPE OF LIABILITY                                 31

ARTICLE 9 - MISCELLANEOUS                                      32
     9.1    Addresses                                          32
     9.2    Delay and Waiver                                   32
     9.3    Entire Agreement                                   32
     9.4    Governing Law                                      32
     9.5    Severability                                       33
     9.6    Headings                                           33
     9.7    No Partnership, Etc.                               33
     9.8    Consent to Jurisdiction                            33
     9.9    Successors and Assigns                             33
     9.10   Counterparts                                       33

TABLE OF SCHEDULES AND EXHIBITS                                iv

                TABLE OF SCHEDULES AND EXHIBITS

Exhibit A      Form of Project Note

Schedule 5.8   Insurance

Schedule A     Interest Payment Schedule

Schedule B     Amortization Schedule


      THIS AMENDED AND RESTATED SHAREHOLDER LOAN AGREEMENT (this "Agreement") dated as of April 1, 1997, by and between Pan-
Western Energy Corporation LLC (the "Lender"), a company with limited liability organized under the laws of the Cayman Islands, and Tangshan Panda Heat and Power Co., Ltd. (the "Borrower"), a Sino-foreign equity joint venture with limited liability organized under the laws of the People's Republic of China (the "PRC" or "China").

                     W I T N E S S E T H :

       WHEREAS, the Borrower has developed, and desires to construct and operate, a 50 MW coal-fired thermal power generation facility to be located in Luannan County, Tangshan City, Hebei Province, China (the "Facility") in conjunction with certain other facilities including an additional 50 MW coal-fired thermal power generation facility and certain water supply, steam, heat and hot water production and distribution facilities and other related facilities (collectively referred to herein as the "Project"); and

      WHEREAS, the Lender, as the owner of approximately 88% of the aggregate ownership interest in the Borrower, can be expected to derive certain benefits as a result of this Agreement and desires to lend certain funds to the Borrower on commercial terms negotiated at arms length by and between the Borrower and the Lender pursuant to, and upon the term and conditions contained in, this Agreement and for the benefit of the Borrower;

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                    ARTICLE 1 - DEFINITIONS

     1.1 Definitions. The following terms, as used herein, have the following meanings:

           "Affiliate" of a specified Person means any other Person or Persons that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns 10% or more of the equity interest in the Person specified or 10% or more of any class of voting securities of the Person specified.

           "Asset Sale" means sale, transfer or other disposition (including any sale and leaseback of assets and any sale of accounts receivable in connection with a receivable financing transaction) by the Borrower or any of its Subsidiaries of any property of the Borrower or any such Subsidiary, other than as permitted pursuant to subsection 2.5.2.

          "Authorized Representative" means as to any Person, its president, chief executive officer or any senior vice president or any other person specifically identified as such in a certificate of such Person delivered to the Lender.

           "Banking Day" means any day other than (i) a Saturday or Sunday or (ii) a day on which banks in New York, New York, George Town, Grand Cayman, Cayman Islands or Zhongdajie, Bencheng, Luannan County, Hebei Province, China, are authorized or required to be closed.

           "Bankruptcy Law" means any insolvency, reorganization, moratorium or similar law for the general relief of debtors in any relevant jurisdiction.

           "Basic Settlement Account" shall have the meaning ascribed to it in subsection 5.5.

          "Borrower" means Tangshan Panda.

           "Business Day" means any day other than (i) a Saturday or Sunday or (ii) a day on which banks in New York, New York, George Town, Grand Cayman, Cayman Islands or Zhongdajie, Bencheng, Luannan County, Hebei Province, China, are authorized or required to be closed.

           "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

           "Capitalized Lease" means as to any Person, any lease of any property of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person, and "Capitalized Lease Obligation" means the rental obligations, as aforesaid, under any such lease.

           "Cash Equivalents" means, at any time (i) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System, whose rating is AA or higher from Standard & Poor's or Aa2 or higher from Moody's, having combined capital and surplus and undivided profits of not less than $500 million; (iii) commercial paper with a maturity of 180 days or less issued by a corporation (except an Affiliate of the Company) organized under the laws of any state of the United States or the District of Columbia and having the highest rating obtainable from Standard & Poor's or Moody's; and (iv) repurchase obligations for a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above.

           "Cash Flow Available for Debt Service" means, for any period, (i) the sum of all revenues (including interest and fee income and any principal payments received by the Borrower on the Transmission Loan for such period, but excluding any insurance proceeds, other than business interruption insurance proceeds, and other similar non-recurring receipts) of the Borrower for such period minus (ii) the aggregate amount of O&M Costs for such period as determined on a cash basis and otherwise in accordance with GAAP).

          "Change of Law" means after the date of this Agreement, the adoption of any Legal Requirement, any change in any Legal Requirement or the application or requirements thereof, any change in the interpretation or administration of any Legal Requirement by any Governmental Instrumentality, or compliance by the Lender or the Borrower with any request or directive (whether or not having the force of law) of any Governmental Instrumentality.

           "CHEXIM" means the Export-Import Bank of China, a company organized under the laws of PRC.

           "CHEXIM Guarantee" means the guarantee to be given by CHEXIM as required pursuant to the EPC Contract in respect of the EPC Contractor's obligations under the EPC Contract, as the same may from time to time be amended, supplemented or otherwise modified.

           "Coal Supply Agreements" means all agreements entered into by the Joint Venture Companies for the supply of coal to the Project.

           "Coal  Transportation Agreements" means all agreements
entered   into   by   the  Joint  Venture   Companies   for   the
transportation of coal to the Project.

           "Commercial Operation Date" means that date by which both of the following have occurred: (i) the Project Engineer has certified that the Project has achieved commercial operations and (ii) the Commercial Operation Date, as such term is used in the General Interconnection Agreement, has occurred.

           "Commercially Feasible Basis" means that, following an Event of Loss or an Expropriation Event, (i) the sum of the proceeds of business interruption insurance, any funds available to be applied to the rebuilding, repair or restoration pursuant to subsection 2.5.3(e), any amounts that the shareholders of all the Joint Venture Companies are irrevocably committed to contribute and the anticipated revenues of the Project during the estimated period of rebuilding, repair or restoration will be sufficient to pay all Debt Service and O&M Costs of the Project during the estimated period of rebuilding, repair or restoration and (ii) the Project upon being rebuilt, repaired or restored can reasonably be expected to produce revenues adequate to pay all Debt Service and O&M Costs of all Joint Venture Companies pursuant to each such Joint Venture Company's respective Shareholder Loan Agreement over the remaining terms of the Loans outstanding of each Joint Venture Company, taking into account any change in projected operating results due to the impairment of any portion of the Project, all without materially affecting the Borrower's Debt Service Coverage Ratio.

            "Covered Taxes" means taxes, levies, imposts, deductions, charges, withholdings and liabilities imposed on or measured by the net income or capital of a Person by any jurisdiction or any political subdivision or taxing authority thereof or therein solely as a result of a permanent establishment of such Person in such jurisdiction or political subdivision.

           "Debt Service" means, for any period, an amount equal to the aggregate of, without duplication all payments of principal and interest (including any adjustment for withholding taxes or similar taxes) due and payable on Indebtedness during such period.

           "Debt Service Coverage Ratio" means, for any period, and, if the transaction giving rise to the need to calculate Debt Service Coverage Ratio is an incurrence of Indebtedness, calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred or made on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, means the ratio of (A) Cash Available for Debt Service to (B) Net Debt Service for such period.

           "Debt Service Reserve Requirement" means US$1,000,000 less the amount of any Performance Bonus Payment paid by the Borrower.

          "Development Expenses" shall mean all reasonable out-of pocket expenses related to the Facility that have been incurred by the Borrower, Panda International or their Affiliates in the development of the Facility prior to the date of this Agreement.

          "Disqualified Stock" means, with respect to any Person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the Loans, as the case may be.

          "Dollar Equivalent" means, with respect to any monetary amount in Renminbi, at any time for the determination thereof, the amount of Dollars obtained by converting the amount of Renminbi involved in such computation into Dollars at the spot rate at which Renminbi are offered for sale against delivery of Dollars by leading banks in Tangshan City on the date of determination thereof as determined by the Lender in its reasonable judgement. If for any reason the Dollar Equivalent cannot be calculated as provided in the immediately preceding sentence, the Lender shall calculate the Dollar Equivalent on such basis as it deems fair and equitable.

           "Dollar Permitted Investments" means investments which are denominated and payable in U.S. Dollars (a) with respect to funds in the On-Shore Accounts, deposits denominated in U.S. Dollars maintained at, or certificates of deposit insured, or obligations insured or guaranteed by, the Bank of China, The China Construction Bank, the Communication Bank, the China Farmers Bank or China International Trust and Investment Corporation, or any branch of a commercial bank organized under the laws of the United States or any political subdivision thereof having a combined capital and surplus of at least $500,000,000 and having long-term unsecured debt securities having a rating assigned by each of Standard & Poor's and Moody's equal to the highest rating assigned thereby to long-term unsecured debt securities; and (b) means any of the following securities: (i) direct obligations of the Department of the Treasury of the United States of America; (ii) obligations of any of the following federal agencies which obligations represent full faith and credit of the United States of America, including:
Export-Import Bank, Farmers Home Administration, General Services Administration, U.S. Maritime Administration, Small Business Administration, Government National Mortgage Associate (GNMA), U.S. Department of Housing & Urban Development (PHA's) and Federal Housing Administration; (iii) bonds, notes or other evidences of indebtedness rated "AAA" by Standard & Poor's and
"Aaa" by Moody's issued by the Federal Home Loan Bank, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation; (iv) commercial paper rated in any one of the two highest rating categories by Moody's or Standard &
Poor's; (v) investment agreements with banks (foreign & domestic), broker/dealers, and other financial institutions rated at the time of bid in any one of the three highest rating categories by Moody's and Standard & Poor's; (vi) repurchase agreements with banks (foreign & domestic), broker/dealers, and other financial institutions rated at the time of bid in any one of the three highest rating categories by each of Standard & Poor's and Moody's, provided: (1) collateral is limited to (i),
(ii) and (iii) above, (2) the margin levels for collateral must be maintained at a minimum of 102% including principal and interest, (3) the Lender shall have a first perfected security interest in the collateral, (4) the collateral will be delivered to a third party custodian, designated by the Lender and all fees and expenses related to collateral custody will be the responsibility of the Lender, (5) the collateral must have been or will be acquired at the market price and marked to market weekly and collateral level shortfalls cured within 24 hours, (6) unlimited right of substitution of collateral is allowed provided that substitution collateral must be permitted collateral substituted at a current market price and substitution fees of the custodian shall be paid by the Lender; (vii) forward purchase agreements delivering securities outlined in (i) and (iv) above with banks (foreign and domestic), broker/dealers, and other financial institutions maintaining a long-term rating on the day of bid no lower than investment grade by each of Standard & Poor's and Moody's (such rating may be at either the parent or subsidiary level).

            "Dollars," "U.S. Dollars" and "US$" mean lawful currency of the United States of America.

           "Energy Purchase Agreement" means Electric Energy Purchase and Sales Agreement, dated September 22, 1995, between NCPGC and Tangshan Panda and Tangshan Pan-Western, as the same may from time to time be amended, supplemented or otherwise modified.

           "EPC Contract" means the Engineering, Procurement and Construction Contract, dated as of April 24, 1996 between the EPC Contractor and Tangshan Panda and Tangshan Pan-Western, as the same may from time to time be amended, supplemented or otherwise modified.

          "EPC Contractor" means Harbin Power Engineering Company
Limited, a company organized under the laws of the PRC and a wholly owned subsidiary of Harbin Power.

           "EPC Contract Liquidated Damages" means liquidated damages as defined in the EPC Contract.

           "EPC Contractor Parent Guarantee" means the guarantee to be given by Harbin Power in favor of Tangshan Panda and Tangshan Pan-Western in respect of the EPC Contractor's obligations under the EPC Contract, as the same may from time to time be amended, supplemented or otherwise modified.

          "Event of Default" shall have the meaning given to such term in Section 7.1.

           "Event of Loss" means an event which causes all or a portion of the Facility to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than an Expropriation Event.

            "Expropriation Event" means any condemnation, nationalization, seizing, or expropriation by any Government Instrumentality of all or a substantial portion of the Project or the property or assets of the Borrower or of its share capital, or any Government Instrumentality shall have assumed custody or control of such property or other assets or business operations of the Borrower or of its share capital, or shall have taken any action for the dissolution or disestablishment of the Borrower or any action that would prevent the Borrower or its officers from carrying on its business or operations or a substantial part thereof.

          "Expropriation Proceeds" means any proceeds received by the Borrower as a result of the occurrence of an Expropriation
Event.

           "Facility" shall have the meaning stated in the  first
WHEREAS clause of this Agreement.

           "Facility Budget" means the construction budget and schedule provided by the Lender (containing customary assumptions and qualifications) approved as reasonable by the Project Engineer prior to the making of the first Loan pursuant to this Agreement, and as it thereafter may be amended with the approval of the Lender.

           "Facility Costs" means all costs incurred, or to be incurred, in connection with the development, design, engineering, procurement, construction and commissioning of the Facility, which costs shall include, but not be limited to: (a) all costs incurred under the EPC Contract, (b) Development Expenses, (c) O&M Costs incurred in connection with the start up of the Facility or otherwise prior to the Commercial Operation Date, (d) actual interest costs (including, prior to Commercial Operation, interest due and payable on the Loans) and amounts required pursuant to the Debt Service Reserve Requirement, closing and administration costs related to the Facility until the Commercial Operation Date, (e) the costs of acquiring
Governmental Authorizations for the Facility prior to the Commercial Operation Date and (f) without duplication, working capital costs.

          "Fair Market Value" or "fair value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressures or compulsion to complete the transaction. Fair Market Value shall be determined by the board of directors of the Borrower acting in good faith and shall be evidenced by a board resolution delivered to the Lender except that any determination of Fair Market Value made with respect to any parcel of real property shall be made by an independent appraiser.

            "Financing  Agreements"  means,  collectively,   this
Agreement,   the  Guarantees,  the  Project  Notes,   the   other
Shareholder  Loan  Agreements,  each  individually  a  "Financing
Agreement".

           "Foreign Debt Account" shall have the meaning ascribed to it in Section 5.5.

          "Foreign Debt Repayment Account" shall have the meaning ascribed to it in Section 5.5.

           "FPA" means the United States Federal Power Act, as amended, excluding Sections I-18, 21-30, 202(c), 210, 211, 212,
305(c) and any necessary enforcement provision of Part III of the Act with regard to the foregoing sections.

           "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date hereof.

          "Governmental Authorizations" means all authorizations, consents, decrees, permits, waivers, privilege approvals from and filings with all Governmental Instrumentalities necessary for the realization of the Project in accordance with the Project Documents.

           "Governmental Instrumentality" of any country shall mean such country and its government and any ministry, department, political subdivision, instrumentality, agency, corporation or commission under the direct or indirect control of such country.

           "Guarantees" means collectively, the undertakings by Tangshan Panda, each executed as of the 22nd day of September, 1996 to unconditionally and irrevocably guarantee to the Lender the prompt payment and performance by each of Tangshan Pan-Western, Tangshan Cayman and Tangshan Pan-Sino of their individual obligations to Lender pursuant to any Indebtedness obligation then or thereafter due and owing by any such party to Lender; the undertakings by Tangshan Pan-Western, each executed as of the 22nd day of September, 1996, to unconditionally and irrevocably guarantee to the Lender the prompt payment and performance by each of Tangshan Panda, Tangshan Cayman, and Tangshan Pan-Sino of their individual obligations to Lender pursuant to any Indebtedness obligation then or thereafter due and owing by any such party to Lender; the undertakings by Tangshan Cayman, each executed as of the 22nd day of September, 1996 to unconditionally and irrevocably guarantee to the Lender the prompt payment and performance by each of Tangshan Panda, Tangshan Pan-Western and Tangshan Pan-Sino of their individual obligations to Lender pursuant to any Indebtedness obligation then or thereafter due and owing by any such party to Lender; and the undertakings by Tangshan Pan-Sino, each executed as of the 22nd day of September, 1996 to unconditionally and irrevocably guarantee to the Lender the prompt payment and performance by each of Tangshan Panda, Tangshan Pan-Western and Tangshan Cayman of their individual obligations to Lender pursuant to any Indebtedness obligation then or thereafter due and owing by any such party to Lender.

           "Harbin  Power"  means  Harbin Power  Equipment  Group
Company, a PRC Company.

           "Heat Supply Contracts" means the contracts to supply steam and hot water to various PRC industrial and commercial users that have been assigned by Luannan Heat and Power Plant to Tangshan Pan-Sino, or any similar contracts in addition to or in replacement thereof.

           "Indebtedness" means, with respect to any Person, without duplication, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, debenture or similar instrument or letters of credit (including a purchase money obligation) or (C) for the payment of money relating to a capitalized lease obligation or other obligation relating to the deferred purchase price of property; (ii) any obligation secured by a Lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; (iii) the maximum fixed repurchase price of any redeemable or putable Disqualified Stock; (iv) contractual obligations to repurchase goods sold or distributed;
(v) obligations of a Person in respect of interest rate or currency exchange agreements to the extent they appear on the balance sheet; (vi) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i) - (v); and (vii) any liability of others of the kind described in clauses (i) - (vi) which the Person has guaranteed or which is otherwise directly or indirectly its legal liability.

           "Independent Accountants" means an internationally recognized accounting firm.

          "Independent Insurance Consultant" means Sedgwick, PLC, a corporation incorporated in accordance with the laws of the United Kingdom, or its successors.

           "Inter-Company Steam Sales Agreement" means the Water,
Heat, Steam and Hot Water Supply and Usage Agreement, dated as of
October 3, 1996 between Tangshan Cayman and Tangshan Panda.

            "Interconnection Agreement" means the General Interconnection Agreement dated September 22, 1995, between NCPGC and Tangshan Panda and Tangshan Pan-Western, as the same may from time to time be amended, supplemented or otherwise modified.

            "Interconnection Dispatch Agreement" means the agreement to be negotiated among Tangshan Power Supply Bureau of NCPGC, Tangshan Panda and Tangshan pan-Western shortly prior to the Commercial Operation Date of the Project concerning specific details as to the dispatch of the Luannan Facility.

          "Interest Expense"means, for any period, the sum of (a) the total interest expense of the Person in question for such period as determined in accordance with GAAP, including, without limitation, (i) amortization of debt issuance costs or of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting, (ii) accrued interest, (iii) noncash interest payments, (iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,
(v) interest actually paid by the Person in question under any guarantee of Indebtedness or other obligation of any other Person and (vi) net costs associated with interest rate agreements (including amortization of discounts) and currency agreements, plus (b) capitalized interest plus (c) dividends paid in respect of preferred stock of the Person in question, held by Persons other than the Person in question.

           "Joint Venture Companies" means, collectively Tangshan
Panda,  Tangshan Pan-Western, Tangshan Cayman and  Tangshan  Pan-
Sino.

           "Legal Requirements" means all laws, statutes, orders,
decrees,  injunctions,  licenses, permits, approvals,  agreements
and   regulations  of  any  Governmental  Instrumentality  having jurisdiction over the matter in question.

           "Lender" means Pan-Western Energy Corporation  LLC,  a
Cayman Islands corporation.

           "Lien" means any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. For purposes of this Agreement, a Person shall be deemed to own subject to a lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Person.

          "Loans" means the loans made under this Agreement.

           "Luanhua Co." means Tangshan Luanhua (Group) Co., a company organized under the laws of the PRC.

           "Luannan  Government" means the government of  Luannan
County, Tangshan City, Hebei Province, PRC.

           "Luannan  Heat  Company"  means  Luannan  County  Heat
Company, Ltd. a company organized under the laws of the PRC.

           "Luannan  Heat & Power" means Luannan  County  Heat  &
Power Plant, a company organized under the laws of the PRC.

           "Major Maintenance Reserve Account" shall have the meaning ascribed to it in subsection 5.5.

           "Major Maintenance Reserve Requirement" means, with respect to any month, an amount established periodically by the Project Engineer, based on anticipated major maintenance requirements for the next five years, to constitute the Major Maintenance Reserve Requirement for the Facility for such month.

           "Material Adverse Effect" means (i) a material adverse change in the financial condition of the Joint Venture Companies taken as a whole or (ii) any event or occurrence which could reasonably be expected to materially and adversely affect: (a) the construction or operation of the Project or (b) the Joint Venture Companies' ability (taken as a whole) to perform any of their obligations under the Project Documents.

           "Material Project Documents" means, collectively, the Power Purchase Agreement, the EPC Contract, the Transmission Facilities Construction Agreement, the O&M Agreement, the Coal Supply Agreements, the Coal Transportation Agreement and all other instruments, agreements or other documents arising from or related to the Project, but shall not include any Financing Agreement.

          "Maturity Date" means April 1, 2004.

          "Moody's" means Moody's Investors Services.

           "NCPGC" means North China Power Group Company, a company organized under the laws of the PRC.

           "Net Cash Proceeds" in connection with (a) any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale, net of attorneys' fees, accountants' fees, investment banking fees, survey costs, title insurance premiums, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale and other customary fees and expenses actually incurred in connection therewith, net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and net of purchase price adjustments reason.

           "Net Debt Service" means the sum of (i) (a) Interest Expense less (b) non-cash Interest Expense plus (ii) all payments of scheduled and overdue principal of, and premium, if any, on Indebtedness plus (iii) without duplication, all rental payments in respect of Capitalized Lease Obligations paid, accrued, or scheduled to be paid or accrued.

          "Non-Excluded Taxes" shall have the meaning ascribed to it subsection 5.16.

           "Nonrecourse Persons" shall have the meaning ascribed to it in Article 8.

           "O&M" means operation and maintenance services.

           "O&M   Agreement"  means  the  Amended  and  Restated
Operation and Maintenance Agreement, dated as of March 6, 1997, among the Joint Ventures and Duke/Fluor Daniel Asia, Inc., a
California corporation.

           "O&M Costs" means all amounts disbursed by or on behalf
of   the   Borrower  for  operation,  maintenance,   repair,   or
improvement of the Facility, including, without limitation, premiums on insurance policies, property, income and all other taxes to the extent paid, and payments under the relevant operating and maintenance agreements, leases (including Operating Lease Obligations), royalty and other land use agreements, and any other payments required under the Project Documents, each as determined on a cash basis and otherwise in accordance with GAAP.

            "Obligations" means all loans, advances, debts, liabilities, and obligations, howsoever arising, owed by the Borrower to the Lender or existing or hereafter arising hereunder or pursuant to the terms of any of the Financing Agreements or any of the other Project Documents, including all interest, fees, charges and expenses chargeable to the Borrower; and in the event of any proceeding for the collection or enforcement of the Obligations, after an event of default shall have occurred and be continuing, any exercise by the Lender, together with reasonable attorney's fees and court costs.

           "Officer's Certificate" means a certificate of an authorized representative of the Borrower, signed by the Chairman, the President, a Vice President, the Treasurer, an
Assistant Treasurer, the Secretary or an Assistant Secretary of the Borrower.

           "On-Shore Accounts" has the meaning set forth in subsection 5.5.

           "Operating Lease Obligations" means any obligation of the Person in question incurred or assumed under or in connection with any lease of real or personal property which, in accordance with GAAP, is not required to be classified and accounted for as a capital lease.

          "Other Taxes" means any other excise or property taxes, charges or similar levies that arise under the laws of any jurisdiction on any payment made under this Agreement or under any other Financing Agreement or from the execution or delivery or otherwise with respect to this Agreement or any other Financing Agreement.

           "Panda International" means Panda Energy International
Inc., a Texas corporation.

           "Performance Bonus Payment" means an amount payable to the EPC Contractor pursuant to subsections 13.3 and 13.4 of the EPC Contract.

           "Permitted Indebtedness" has the meaning set forth in subsection 6.1.

            "Permitted Liens" means (a) Liens for any tax, assessment or other governmental charge not yet due, due but payable without penalty or being contested in good faith and by appropriate proceedings, (b) retentions of title in favor of materialmen, workers or repairmen, or other like Liens arising in the ordinary course of business or in connection with the construction of the Project, (c) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith, (d) mineral rights the use and enjoyment of which do not materially interfere with the use and enjoyment of the Facility, (e) Liens, deposits or pledges to secure statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of the Borrower's business and affecting property with a value not exceeding the equivalent of US$250,000 at any one time,
(f) involuntary Liens (including a Lien of an attachment, judgment or execution) securing a charge or obligation, on any of the Borrower's property, real or personal, whether now or hereafter owned with a value not exceeding the equivalent of US$250,000 at any one time, (g) rights of any party pursuant to any Project Document, (h) Liens securing workers' compensation, unemployment insurance or other social security or pension obligations, (i) Liens securing Indebtedness permitted pursuant to Section 6.1 (to the extent not required by Section 6.1 to be unsecured), (j) Liens securing the purchase price of property having an aggregate value not exceeding the equivalent of US$1,000,000 at any one time an (k) Liens securing other obligations not constituting Indebtedness none of which could reasonably be expected to have a Material Adverse Effect.

            "Person"   means  any  natural  person,  corporation,
partnership, firm, association, Governmental Instrumentality or any other entity whether acting in an individual, fiduciary or other capacity.

          "PRC" or "China" means the People's Republic of China.

          "PRC Shareholder" means Luannan Heat and Power.

           "Pricing  Document"  means the document  or  documents
(issued by the Tangshan Municipal Price Bureau) determining the price for electric energy delivered, retail price and principals for adjustment.

           "Project" shall have the meaning stated in  the  first
WHEREAS clause of this Agreement.

           "Project  Documents"  means  this  Agreement  and  all
instruments,  contracts,  agreements or other  documents  arising
from   or   related  to  the  Project,  including  all  Financing
Agreements, each individually a "Project Document".

           "Project  Engineer" means Parsons Brinckerhoff  Energy
Services Inc., or its successor.

           "Project  Note"  has the meaning given  that  term  in
Section 2.3.

           "Power  Purchase  Agreement" means, collectively,  the
Energy Purchase Agreement, the Interconnection Agreement and  the
Supplemental   Agreement  (and,  after  execution  thereof,   the
Interconnection Dispatch Agreement).

           "PUHCA" means the United States Public Utility Holding
Company Act of 1935, as amended, and all rules and regulations adopted thereunder.

           "Registered Capital Account" shall have the meaning ascribed to it in Section 5.5.

           "Registration Certificate" has the meaning given to such term in Section 3.5.

          "Renminbi" or "RMB" means lawful currency of the PRC.

           "Registered Capital Contribution and Agency Agreement" means the agreement among each of the Joint Venture Companies and their respective shareholders, dated as of March 26, 1997 (as amended, modified and supplemented from time to time) pursuant to which the Joint Venture Companies are entitled to receive equity contributions.

           "RMB Permitted Investments" means deposit accounts denominated and payable in RMB to be maintained at, certificates of deposit issued, or obligations issued or guaranteed by, one of the following policy or commercial banks in the PRC: (i) the Bank of China, (ii) the China Construction Bank, (iii) the Communication Bank, (iv) the China Farmers Bank, (v) the China International Trust and Investment Corporation (vi) any foreign bank or branch of any foreign bank authorized and licensed to conduct business in the PRC, including without limitation, the establishment and maintenance of RMB and foreign currency accounts and exchange functions having a combined capital and surplus of at least $500,000,000 and having at least an investment grade rating assigned to its long-term unsecured debt securities by each of Standard & Poor's and Moody's.

           "RMB Revenue Account" shall have the meaning ascribed to it in Section 5.5.

           "RMB Checking Account" shall have the meaning ascribed to it in Section 5.5.

           "SAFE"  means  the  State  Administration  of  Foreign
Exchange of the PRC.

          "Shareholder Loan Agreements" means, collectively, this Agreement and the Shareholder Loan Agreements, each dated as of September 24, 1996, between the Lender and (i) Tangshan Pan-Western, (ii) Tangshan Cayman and (iii) Tangshan Pan-Sino, as the same may from time to time be amended, supplemented or otherwise modified.

            "Shareholders"   means  the  Lender   and   the   PRC
Shareholder.

           "Site" means the approximately 200 square meters of land on which the Facility is to be located.

           "Standard  &  Poor's" means Standard & Poor's  Ratings
Service.

            "Steam  Sales  Agreements"  means  the  Heat   Supply
Contracts and the Inter-Company Steam Sales Agreement.

          "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

           "Supplemental Agreement" means Supplemental Agreement for General Interconnection Agreement and Electric Energy
Purchase and Sales Agreement, dated February 10, 1996, among NCPGC, Tangshan Panda and Tangshan Pan-Western, as the same may from time to time be amended, supplemented or otherwise modified.

           "Tangshan Cayman" means Tangshan Cayman Heat and Power
Co., Ltd., a Sino-foreign equity joint venture with limited liability organized under the laws of the PRC.

           "Tangshan Panda" means Tangshan Panda Heat  and  Power
Co., Ltd., a Sino-foreign equity joint venture with limited liability organized under the laws of the PRC.

           "Tangshan Pan-Sino" means Tangshan Pan-Sino Heat  Co.,
Ltd., a Sino-foreign equity joint venture with limited liability organized under the laws of the PRC.

           "Tangshan Pan-Western" means Tangshan Pan-Western Heat and Power Co., Ltd., a Sino-foreign equity joint venture with limited liability organized under the laws of the PRC.

           "Transmission Facilities" means three new substations, the upgrades of both an existing substation and an existing switching station and approximately 43 km of 110 KV transmission lines to interconnect the Project to the Jing-Jin-Tang Grid.

           "Transmission Facilities Construction Agreement" means the construction agreement, dated February 10, 1996, among Tangshan Panda, Tangshan Pan-Western and NCPGC.

          "Transmission Loan" means the loan made by Tangshan Pan-Sino to NCPGC through a PRC financial intermediary for the construction cost of the Transmission Facilities, in the amount of RMB 78,218,000, to be adjusted for inflation from December 31, 1994 to the date of issuance of the notice to proceed with
preliminary   design   and  for  accrued  interest   during   the
construction period.


                ARTICLE 2 - THE CREDIT FACILITY

      2.1 Credit Facility. Subject to the terms and conditions set forth in Article 3, the Lender shall from time to time make shareholder loans to the Borrower in an aggregate amount of US$17,880,000 (the "Loans").

     2.2  Interest Payments.

           2.2.1 Interest Payment Dates. The Borrower shall pay accrued interest on the unpaid principal amount of the Loans semiannually in arrears on each June 30 and December 31, commencing June 30, 1997, until the first such date to occur not less than six months after the Commercial Operation Date, and on the last day of each month thereafter.

           2.2.2 Interest. The Borrower shall pay accrued interest on the unpaid principal amount of the Loans from the date of this Agreement (i) through the first June 30 or December 31 to occur not less than six months after the Commercial Operation Date, at a rate per annum of 13.75%, subject to a maximum applicable to all interest accrued in respect of such period and all amounts due in respect thereof pursuant to Section
5.16 hereof of $4,010,273, and (b) thereafter until the maturity thereof at a rate per annum equal to 12.75%.

      2.3 Project Note. The obligation of the Borrower to repay the Loans and to pay interest thereon at the rate provided herein shall be evidenced by a promissory note substantially in the form of Exhibit A, payable to the order of the Lender and in the principal amount of SEVENTEEN MILLION EIGHT HUNDRED EIGHTY THOUSAND DOLLARS (US$17,880,000) (the "Project Note"). The Borrower authorizes the Lender to record on the schedule annexed to the Project Note, each payment or prepayment of principal of the Loans and agrees that all such notations shall be prima facie evidence of the information recorded. The Borrower further authorizes the Lender to attach to and make a part of the Project Note continuations of the schedule attached thereto as necessary. No failure to make any such notations, nor any errors in making any such notations, shall affect the validity of the Borrower's obligations to repay the full unpaid principal amount of the Loans or the duties of the Borrower hereunder or thereunder.

     2.4  Repayment of the Loans.

           2.4.1 Payments. The Borrower shall make all payments hereunder to an account which the Lender shall specify by notice to Borrower prior to the date of the first payment of interest hereunder. The aggregate unpaid principal amount of the Loans shall be payable in installments on or before 10:00 A.M., Beijing time, on each Repayment Date in accordance with the amortization schedule set forth on Schedule B, and any remaining unpaid principal, interest, fees and costs shall be due and payable on the Maturity Date.

           2.4.2 Application of Payments. If the amount of any payment made by the Borrower hereunder is less than the total amount due and payable by the Borrower to the Lender as of the date on which such payment is actually made by the Borrower, such payment shall be applied: (i) first, against charges, fees, costs and expenses due hereunder; (ii) second, if the principal of the Loans shall not have become or be then due and payable, against interest on the overdue principal of the Loans (including amounts payable in respect thereof pursuant to Section 5.16) in order of maturity of such installments of interest and against interest on such overdue interest; (iii) third, if the principal of the Loans shall have become or shall be then due and payable, against the whole amount of all such principal, interest on overdue principal of the Loans (including amounts payable in respect thereof pursuant to Section 5.16) and interest on such overdue interest; and (iv) fourth, against all other amounts then due and payable to the Lender hereunder.

     2.5  Prepayments.

          2.5.1 Voluntary Prepayments. Except as required by this Agreement, the Borrower may not prepay Loans without the permission of the Lender.

           2.5.2 Certain Mandatory Prepayments. In addition to other amounts which shall be applied to the prepayment of Loans as provided in this Agreement, the Borrower shall apply to prepayment of the principal of the Loan, within ten Business Days following receipt thereof, (i) all Net Cash Proceeds from the sale or other disposition of all or any part of the assets or other rights of the Borrower, other than in the ordinary course of business and permitted pursuant to the terms of the Financing Agreements, having a value, individually in excess of US$100,000 and in the aggregate in any year, in excess of US$250,000, and
(ii) any Liquidated Damages which shall have been made by the EPC Contractor to the Borrower under the EPC Contract.

           2.5.3 Expropriation Event; Event of Loss. (a) If an Expropriation Event shall occur with respect to the Facility or any part thereof, the Borrower shall (i) diligently pursue all of its rights to compensation against the appropriate Governmental Instrumentality in respect of such event, (ii) not compromise, settle or consent to the settlement of any claim in respect thereof without the consent of the Lender, and (iii) promptly deposit all proceeds received in respect of any Expropriation Event (after deducting all reasonable expenses) (A) in the RMB Revenue Account if denominated in RMB or (B) in the Foreign Debt Repayment Account if denominated in Dollars, in each case segregated from all other moneys pending the determination pursuant to paragraph (c) below.

                (b) If an Event of Loss shall occur with respect to the Facility or any part thereof, the Borrower shall (i) diligently pursue all its rights to compensation with respect to such Event of Loss, (ii) not compromise, settle or consent to the settlement of any claim exceeding $250,000 in respect thereof without the consent of the Lender, and (iii) promptly deposit all proceeds received in respect of any Event of Loss (after deducting all reasonable expenses) which are denominated in RMB in the RMB Revenue Account, and transfer to the Lender any such proceeds which are denominated in U.S. Dollars, to be held by the Lender and segregated from all other moneys pending the determination pursuant to paragraph (c) below.

                (c)   If such Expropriation Event or an Event  of
Loss shall occur, as soon as reasonably practicable, but no later than fifteen (15) days after the date of receipt by the Borrower of any proceeds in respect thereof, the Borrower shall make a reasonable good faith determination as to whether (i) the Facility can be rebuilt, repaired or restored to permit operation of the entire Project on a Commercially Feasible Basis, and (ii) the proceeds thereof, together with any other amounts that the Borrower has available to commit to such rebuilding, repair or restoration, are sufficient to pay for such rebuilding, repair or restoration of the Facility. The determination of the Borrower shall be evidenced by a certificate filed with the Lender which, in the event the Borrower determines that the Facility can be rebuilt, repaired or restored to permit operation of the entire Project or a portion thereof on a commercially feasible basis, shall also certify that such proceeds, together with any other amounts that the Borrower is willing to commit to such rebuilding, repair or restoration, are sufficient to pay the costs thereof, and shall also set forth a reasonable good faith estimate by the Borrower of such costs. If the amount of such costs exceeds $500,000, such certificate shall be accompanied by a Project Engineer's certificate, dated within five (5) days of the date of the Borrower's certificate, stating that, based upon reasonable investigation and a review of the determination made by the Borrower, the Project Engineer believes that the determination and the estimate of the total cost, if any, set forth in the Borrower's certificate to be reasonable.

               (d) In the event that the Borrower determines not to rebuild, repair or restore the Facility, all of the proceeds of such Expropriation Event or Event of Loss shall be transferred within ten Business Days after the date of such determination to the Lender and applied to prepayment of the Loans.

                (e) In the event that the determination is made to rebuild, repair or restore the Facility, all of the proceeds of such Expropriation Event or Event of Loss on deposit in the RMB Revenue Account shall be transferred to the RMB Checking Account and, together with the amounts (if any) previously transferred to the Lender in connection with such Expropriation Event or Event of Loss and such other amounts as the Borrower has available for such rebuilding, repair or restoration (which also shall be transferred to the Lender prior to any disbursement for rebuilding, repair or restorations), shall be used to pay the costs of such rebuilding, repair or restoration, and any excess shall, upon completion of such rebuilding, repair or restoration, be applied to the prepayment of the Loans within 15 days of the completion of such rebuilding, repair or restoration as certified by the Project Engineer.

      2.6   Fees.   Not more than thirty (30) days following  the
making of the first Loan hereunder, the Borrower shall reimburse the Lender for its reasonable costs other than interest costs incurred in funding the Loans.

                ARTICLE 3 - CONDITIONS PRECEDENT

          The obligation of the Lender to make each Loan shall be subject to the fulfillment or waiver of each of the following conditions precedent:

     3.1 Borrower's Certificate. The Lender shall have received from the Borrower a certificate dated the date of the request for such Loan, certifying the following:

             (a) Representations and Warranties. The representations and warranties made by the Borrower herein or in any other Project Document to which it is a party, or which are contained in any certificate, document, financial or other statement furnished by the Borrower hereunder or thereunder or in connection herewith or therewith, are true and correct in all material respects on and as of such date as if made on and as of such date, except as affected by the consummation of the transaction contemplated thereby or to extent that such representations and warranties relate solely to an earlier date;

           (b) No Event of Default. No Event of Default is in existence on such date, or shall occur after giving effect to the Loan to be made on such date;

          (c) Governmental Authorizations and other consents and approvals. All Governmental Authorizations which are required to be obtained on or prior to the date of the making of such Loan have been duly obtained or maintained and are in full force and effect, except for Governmental Authorizations which have not been obtained at such time but which the Borrower has no reason to believe will not be obtained in the normal course of business prior to the date such Governmental Authorizations are required; and

           (d) Facility Costs. The costs for the payment of which the borrowing is being made are Facility Costs and payment of such costs is in accordance with the Facility Budget.

      3.2 On-Shore Accounts. The On-Shore Accounts shall have been established pursuant to Section 5.5.

      3.3 Evidence of Facility Costs and Other Expenses. At least 10 Business Days prior to each such Loan, the Lender shall have received a copy of the EPC Contractor's application for payment under the EPC Contract or evidence of or application for other expenses in connection with the construction and development of the Facility (together with all supplemental reports required to be furnished thereunder), and copies of all invoices and other statements of charges with respect to the payments to be made to the EPC Contractor pursuant to the EPC Contract or to the recipient of such other expenses on the date, or expected to be due and payable within 30 days of, such Loan and with respect to all other items of Facility Costs to be paid on such date, or expected to be due and payable within 30 days of such Loan.

      3.4 Progress Report; Project Engineer. The Lender shall have received a report signed by the Authorized Representative of the Borrower on the date of each such Loan to the effect that construction of the Facility is proceeding satisfactorily in accordance with the EPC Contract and the Facility Budget and the Facility Budget sets forth accurately the estimated costs to complete the Facility, and such confirmation thereof from the Project Engineer as the Lender reasonably deems necessary.

      3.5 Registration Certificate. The Lender shall have received a registration certificate of the Tangshan Municipal Bureau for Exchange Control (a "Registration Certificate") evidencing that a Registration Certificate has been obtained for the full aggregate amount of the Loans to be made hereunder pursuant to subsection 2.1.

     3.6 Equity Contributions; Real Estate Transfers. It shall be a condition to any Loan hereunder which increases the aggregate of all loans made under all of the Shareholder Loan Agreements to more than $15,000,000 that (A) the Borrower shall have received the full amount of the equity contributions to which the Borrower is then entitled pursuant to the Registered Capital Contribution and Agency Agreement (B) all transfers of land use rights relating to the Site shall have been completed.



           ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

          The Borrower makes all of the following representations and warranties to and in favor of the Lender the date on which any Loan is made hereunder, except as such representations relate to an earlier date.

      4.1 Organization. The Borrower (a) is a Sino-foreign equity joint venture with limited liability duly organized and validly existing under the laws of the PRC, (b) is duly authorized to do business in the PRC, and (c) has all requisite power and authority to (i) own or hold under land use right or lease and operate the property it purports to own or hold under land use right or lease, (ii) carry on its business as now being conducted and as now proposed to be conducted in respect of the Project, (iii) incur Indebtedness, and (iv) execute, deliver and perform its obligations under each of the Project Documents to which it is a party. The sole shareholders of the Borrower are the Lender and Luannan Heat and Power.

      4.2 Authorization; No Conflict. The Borrower has duly authorized, executed and delivered the Project Documents to which it is a party, and neither its execution and delivery thereof nor its consummation of the transactions contemplated thereby nor its compliance with the terms thereof (a) does or will contravene its formation documents or any other Legal Requirement then applicable to or binding on it, (b) does or will contravene or result in any breach or constitute any default under, or result in or require the creation of any Lien upon any of its property or under any agreement or instrument to which it is a party or by which it or any of its properties may be bound, or (c) does or will require the consent or approval of any Person.

      4.3 Legality, Validity and Enforceability. Each of the Project Documents to which the Borrower is a party is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy laws or principles of equity, to the extent applicable to the Borrower. None of the Project Documents to which the Borrower is a party has been amended or modified except in accordance with this Agreement.

      4.4 Compliance with Law, Governmental Authorizations and Project Documents. The Borrower is in compliance in all material respects with all Legal Requirements and Governmental Authorizations and Project Documents to which it is a party, and no notices of violation of any Governmental Authorization or Project Document relating to the Project have been issued, entered or received by the Borrower.

     4.5 Governmental Authorizations. There are no Governmental Authorizations under Legal Requirements existing as of the date of this Agreement that are required or will become required, other than the Governmental Authorizations (a) which have been obtained or granted and are in full force and effect, or (b) which the Borrower has no reason to believe will not be obtained before they become necessary for the ownership, construction, financing or operation of the Facility. To the best of its knowledge, the Borrower is not in violation of any condition in any Governmental Authorization.

     4.6 Litigation. There are no pending or, to the Borrower's knowledge, threatened actions, suits, proceedings or investigations of any kind, including actions or proceedings of or before any Governmental Instrumentality, to which the Borrower or any Shareholder or, to the knowledge of the Borrower, is a party or is subject, or by which any of them or any of their properties are bound.

     4.7 Existing Defaults. There is no Event of Default by the Borrower under any of the Material Project Documents. To the best of the Borrower's knowledge, there is no event of default under any Material Project Document by any party to such Material Project Document.

      4.8 Taxes. The Borrower has filed, or caused to be filed, all tax and informational returns that are required to have been filed by it in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by it, to the extent the same have become due and payable (other than those taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such taxes) and, to the extent such taxes are not due, has established reserves that are adequate for the payment thereof and are required by the GAAP.

      4.9 Contingent Liabilities. The Borrower has no material contingent liabilities or obligations except those authorized under and permitted by the Project Documents and the Financing
Agreements.

      4.10 Business, Debt, Contracts, Etc. The Borrower has not conducted any business other than the business contemplated by the Project Documents to which it is a party, has no outstanding Indebtedness other than Indebtedness incurred under the Financing Agreements or permitted under Section 6.1 and has no other liabilities other than those incurred under the Project Documents or permitted under this Agreement, and is not a party to or bound by any contract other than as contemplated by the Project Documents to which Borrower is a party and those contracts permitted under this Agreement. The Borrower has established offices in the PRC only.

      4.11 Representations and Warranties. All representations and warranties of the Borrower contained in the Project Documents are true and correct in all material respects and the Borrower hereby confirms each such representation and warranty of the Borrower with the same effect as if set forth in full herein.

       4.12   Utilities.   All  utility  services  and  easements
necessary for the construction and the operation of the Facility for its intended purposes, are or will be available at the Site as and when required on commercially reasonable terms.

    4.13   Project Documents.

           4.13.1 The Lender has received a true, complete and correct copy of each of the Project Documents in effect or required to be in effect as of the date this representation is made or deemed made (including all exhibits, schedules, side letters and disclosure letters to therein or delivered pursuant thereto, if any).

           4.13.2 All conditions precedent to the obligations of the respective parties under the Material Project Documents have been satisfied or waived in accordance with the provisions thereof and hereof, except for such conditions precedent which by their terms cannot be met until a later stage in the construction or operation of the Facility, and the Borrower has no reason to believe that any such condition precedent cannot be satisfied on or prior to the appropriate stage in the construction or operation of the Facility.

      4.14 Fees and Enforcement. Other than amounts that have been paid in full, no fees or taxes, including without limitation stamp, transaction, registration or similar taxes, are required to be paid for the legality, validity, or enforceability of this Agreement or any of the other Project Documents.

      4.15 Immunity. In any proceedings in the PRC or elsewhere in connection with any of the Project Documents to which the Borrower is a party, the Borrower will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

     4.16 Subsidiaries and Beneficial Interest. The Borrower has no subsidiaries and does not beneficially own the whole or any part of the issued share capital or other ownership interest of any other company or corporation or other Person.

     4.17 No Other Powers of Attorney, etc. The Borrower has not executed and delivered any powers of attorney, fiduciary transfer agreements or similar documents, instruments or agreements, except for powers authorizing signatures of various Project Documents.

      4.18 Liens. The Borrower has not secured or agreed to secure any Indebtedness by any Lien upon any of its present or future revenues or assets or capital stock except Permitted Liens. The Borrower does not have any outstanding Lien or obligation to create Liens on or with respect to any of its properties or revenues except Permitted Liens.

     4.19 Regulation of Parties. The Borrower is not nor will it be, solely as a result of its participation in the transactions contemplated hereby or by any other Project Document, or as a result of the ownership, use or operation of the Facility, subject to regulation by any Governmental Instrumentality of the United States as a "public utility," an "electric utility," an "electric utility holding company" or a "public utility holding company." The Borrower is not subject to regulation as a "subsidiary company" or an "affiliate" of a "holding company" under (and as defined in) PUHCA.

      4.20 Transactions with Affiliates. Except as otherwise permitted under Section 6.10, the Borrower is not a party to any contracts or agreements with, or any other commitments to, whether or not in the ordinary course of business, any Affiliate of the Borrower.


       ARTICLE 5 - AFFIRMATIVE COVENANTS OF THE BORROWER

           The Borrower covenants and agrees that until all Obligations owed to the Lender are paid in full it will:

      5.1 Repayment of Indebtedness. Repay in accordance with its terms, all Indebtedness, including without limitation, all sums due under this Agreement and the other Financing Agreements but, in the case of any such Indebtedness with a repayment that is limited by any term of any Financing Agreement, repay subject to such limitation.

      5.2 Existence, Conduct of Business, Properties, Etc. Except as otherwise expressly permitted under this Agreement,
(i) maintain and preserve its existence as a Sino-foreign joint venture with limited liability and all rights, privileges and franchises necessary or desirable in the normal conduct of its business, and (ii) engage only in the business contemplated by the Financing Agreements and the Project Documents.

     5.3 Performance of Covenants and Obligations. The Borrower shall perform and observe in all material respects, its covenants and obligations under all Material Project Documents.

      5.4 Use of Funds. The Borrower shall use the proceeds of the Loans only for deposit in the On-Shore Accounts pending disbursement for the payment of Facility Costs as provided herein.

      5.5 Accounts. (a) On or prior to the date of the making of the first Loan, the Borrower shall establish the following accounts with banks or financial institutions in the PRC in accordance with applicable PRC laws and regulations: (i) the Registered Capital Account denominated in U.S. Dollars (the "Registered Capital Account"), (ii) the Foreign Debt Account denominated in U.S. Dollars (the "Foreign Debt Account"), (iii) the Foreign Debt Repayment Account denominated in U.S. Dollars (the "Foreign Debt Repayment Account"), (iv) the Basic Settlement Account denominated in U.S. Dollars (the "Basic Settlement Account"), (v) the RMB Revenue Account denominated in Renminbi (the "RMB Revenue Account"), (vi) the RMB Checking Account denominated in Renminbi (the "RMB Checking Account"), and (vii) the Major Maintenance Reserve Account denominated in Renminbi (the "Major Maintenance Reserve Account") (collectively, the "On-Shore Accounts").

           (b) The proceeds of all Loans shall be deposited in the Foreign Debt Account. Funds in the Foreign Debt Account shall not be used for any purpose other than disbursement of Facility Costs denominated in U.S. Dollars or funding of reserves for the payment of principal and interest on the Loans, or, after conversion into RMB, transfer to the RMB Checking Account for disbursement of Facility Costs denominated in RMB.

           (c) All funds received by the Borrower constituting capital contributions from any shareholder shall be deposited in the Registered Capital Account. Until after Commercial Operation Date, funds in the Registered Capital Account shall not be used for any purpose other than disbursement of Facility Costs denominated in the U.S. Dollars or, after conversion into RMB, transfer to the RMB Checking Account for disbursement of Facility Costs denominated in RMB.

           (d) All revenues received by the Borrower from any source whatsoever shall be deposited (after conversion into Renminbi, if necessary) into the RMB Revenue Account. The Borrower shall instruct NCPGC, the EPC Contractor and other participants in the Project to deposit revenues, penalties or other payments owing to the Borrower in RMB directly into the RMB Revenue Account. The RMB Revenue Account shall not be used for any purpose other than (and in accordance with the following priority): (i) the transfer of funds to the RMB Checking Account for the payment of O&M Costs and (ii) after conversion into U.S. Dollars, the transfer of funds to the Foreign Debt Repayment Account for the payment of the principal of and interest on the Loans or reserves in respect thereof.

           (e) Amounts remaining in the RMB Revenue Account subsequent to disbursement in accordance with clause (d) hereof shall be deposited into the Major Maintenance Reserve Account in an amount equal to the Major Maintenance Reserve Requirement. Disbursement shall be made from the Major Maintenance Reserve Account only to pay for major maintenance costs of the Facility upon a certification of the Project Engineer that after withdrawal of such funds for such purpose, the amounts remaining in the Major Maintenance Reserve Account (including anticipated future funding thereof) shall be adequate to meet the anticipated needs of the Facility for major maintenance for the next five years.

           (f) Amounts remaining in the RMB Revenue Account subsequent to disbursements in accordance with clauses (d) and
(e) hereof shall be retained in the RMB Revenue Account pending disbursement to the Borrower's Shareholders in the form of dividends. The amount designated for the payment of dividends to the Lender in its capacity as a shareholder of the Borrower shall be transferred from the RMB Revenue Account (after conversion to U.S. Dollars) to the Basic Settlement Account and then to the Lender. The corresponding amount designated for the payment of dividends to the PRC Shareholder shall be distributed from the RMB Revenue Account directly to the PRC Shareholder in RMB.

           (g) The funds in the Foreign Debt Repayment Account shall not be used for any purpose other than the payment of amounts due hereunder pursuant to Subsection 2.4 to an off-shore account maintained by the Lender.

           (h) The funds in the Basic Settlement Account shall not be used for any purpose other than remittance after the Commercial Operation Date to an off-shore equity distribution account approved by the Lender.

      5.6 Compliance with Legal Requirements. Promptly and diligently (i) own, construct, maintain and operate the Facility in compliance with all applicable Legal Requirements, and
(ii) procure, maintain and comply, or cause to be procured, maintained and complied with all Governmental Authorizations required for the ownership, construction, financing, maintenance or operation of the Facility or any part thereof at or before the time such Governmental Authorization becomes necessary for the ownership, construction, financing, maintenance or operation of the Facility, as the case may be, as contemplated by the Project Documents and except that the Borrower may, at its expense, contest by appropriate proceedings conducted in good faith the validity or application of any such Legal Requirements, provided that, in either case, (x) neither the Lender nor the Borrower would be subject to any criminal liability for failure to comply therewith and (y) all proceedings to enforce such Legal Requirements against the Lender, the Borrower or the Project or any part thereof, shall have been duly and effectively stayed during the entire pendency of such contest.

      5.7   Operating  Budgets.   On or  before  the  anticipated
Commercial Operation Date, deliver to the Lender an annual operating budget, certified by the Project Engineer as being a reasonable estimate of projected costs, expenses and revenues of the Borrower, for the period commencing on the anticipated Commercial Operation Date, and continuing until the end of the first full calendar year thereafter, in substantially the same form as the initial annual operating budget. In advance of each calendar year thereafter, the Borrower shall adopt and deliver to the Lender an annual operating budget, certified by the Project Engineer as being a reasonable estimate of projected costs, expenses and revenues of the Borrower, for the ensuing calendar year.

      5.8 Books, Records, Access. Maintain adequate books, accounts and records with respect to the Borrower and the Facility in compliance with the regulations of any Governmental Instrumentality having jurisdiction thereof, and, with respect to financial statements, in accordance with the GAAP and, subject to reasonable safety requirements, permit employees or designees of the Lender and the Project Engineer, at any reasonable time and upon reasonable prior notice to inspect the Facility, and to examine or audit all of Borrower's books, accounts and records pertaining or related to the Facility and make copies and memoranda thereof.

     5.9  Financial Statements.

          5.9.1     Provide the Lender with:

                (a) As soon as available and in any event within one hundred thirty five (135) days after the close of each fiscal year commencing with the fiscal year ended after the date of this Agreement, audited financial statements of the Borrower including a statement of equity, a balance sheet as of the close of such year, an income and expense statement, reconciliation of capital accounts and a statement of sources and uses of funds, all prepared in accordance with the GAAP and certified by Independent Accountants.

                (b) As soon as available and in any event within ninety (90) days after the end of each of the quarterly accounting periods of its fiscal year commencing with the quarter ending after the date of this Agreement, unaudited financial statements of the Borrower, including without limitation, an unaudited balance sheet of the Borrower as of the last day of such quarterly period, the related statements of income and cash flows for such quarterly period and (in the case of second, third and fourth quarterly periods) for the portion of the fiscal year ending with the last day of such quarterly period, setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year.

           5.9.2 Each time the financial statements of the Borrower are delivered under this subsection 5.9, a certificate signed by an Authorized Representative of the Borrower shall be delivered along with such financial statements, certifying that such officer has made or caused to be made a review of the transactions and financial condition of the Borrower during the relevant fiscal period and that such review has not, to the best of such Authorized Representative's knowledge, disclosed the existence of any event or condition which constitutes an Event of Default under this Agreement, or if any such event or condition existed or exists, the nature thereof and the corrective actions that Borrower has taken or proposes to take with respect thereto, and also certifying that the Borrower is in compliance in all material respects with its obligations under this Agreement and each other Financing Agreement to which it is a party or, if such is not the case, stating the nature of such non-compliance and the corrective actions which the Borrower has taken or proposes to take with respect thereto.

     5.10 Insurance. The Borrower shall maintain, or cause to be maintained, adequate insurance with respect to its Facility satisfactory to the Lender in its reasonable judgment, based upon the advice of the Independent Insurance Consultant. All insurance other than third party liability insurance shall name the Lender as an insured and the sole loss payee thereunder. Policies for third party liability insurance shall name the Lender as an additional insured.

     5.11 Reports; Cooperation.

           5.11.1 Deliver to the Lender on each anniversary of the date of this Agreement a certificate from the Borrower's insurers or insurance agents (i) evidencing that the insurance policies in place satisfy the requirements specified in Section
5.10 (including, without limitation, listing all insurance being carried by or on behalf of the Borrower pursuant to the Project Documents and certifying that all insurance required to be maintained by the Borrower pursuant to the Project Documents is in full force and effect and all premiums therefore have been paid in full), and (ii) setting forth a summary of all losses in excess of US$250,000 (or the equivalent thereof) incurred with respect to the Project in the preceding year.

          5.11.2 Deliver to the Lender within thirty (30) days following the end of each calendar quarter a quarterly status report describing in reasonable detail the progress of the construction of the Facility since the immediately preceding report hereunder, including without limitation, the cost incurred to the end of such quarter, an estimate of the time and cost required for completion of the Facility and such other information which the Lender may reasonably request.

           5.11.3 Prior to the Commercial Operation Date, deliver to the Lender, within thirty (30) days following the end of each calendar quarter an update of the Facility Budget, including but not limited to an explanation or other reconciliation of differences between such report and previous reports.

          5.11.4 From and after the Commercial Operation Date, deliver to the Lender within ninety (90) days following each calendar year, a summary operating report, which shall include, unless otherwise agreed to by the Lender, a numerical and narrative assessment of (i) the Project's compliance with each category in the annual operating budget, (ii) statistical data relating to the Facility, including heat rate, net electrical and scheduled and unscheduled outages, (iii) fuel deliveries and use,
(iv) major maintenance activity, (v) casualty losses of value in excess of US$250,000 or the equivalent thereof in other currencies (whether or not covered by insurance), (vi) disputes with any other Major Project Participant, materialman, supplier or other Person and any related claims against the Borrower,
(vii) pricing information disclosed or made available under the agreements pertaining to the supply of coal for the Facility and
(viii) compliance with the Governmental Authorizations.

           5.11.5 No later than five Business Days following the receipt thereof, deliver to the Lender all progress reports provided by the EPC Contractor to the Borrower pursuant to the EPC Contract and all progress reports prepared under the Power Purchase Agreement.

            5.11.6 Deliver to the Lender any such other information or data with respect to its business or operations (including supporting information as to compliance with this Agreement) as the Lender may reasonably request from time to time.

      5.12 Taxes and Other Governmental Charges. Before the same become delinquent, pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies lawfully imposed upon the Borrower or its income or profits or upon the Facility, all utility and other governmental charges incurred in the ownership, operation, maintenance, use, occupancy and upkeep of the Facility. However, the Borrower may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when the Borrower is in good faith contesting the same, so long as (a) adequate cash reserves have been established in an amount sufficient to pay any such taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other adequate provision for the payment thereof shall have been made,
(b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest, and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid after resolution of such contest.

      5.13 Notices. Promptly, upon acquiring notice or giving notice, or obtaining knowledge thereof, as the case may be, provide to the Lender written notice of:

           5.13.1 Any Event of Default which it has knowledge, specifically stating that an Event of Default has occurred and describing such an Event of Default and any action being taken or proposed to be taken with respect to such Event of Default;

          5.13.2 Any termination or event of default or notice thereof under the Power Purchase Agreement; and

           5.13.3 Any litigation pending against the Borrower or any other party of which the Borrower has actual knowledge, which is or could reasonably be expected to have a Material Adverse
Effect.

      5.14 Expropriation Event. If an Expropriation Event shall occur with respect to the Project, (a) promptly upon discovery or receipt of notice of any occurrence thereof, provide written notice thereof to the Lender, (b) diligently pursue all its rights to compensation against the relevant Governmental Instrumentality in respect of such Expropriation Event, and
(c) hold any Expropriation Proceeds received in respect of such event (after deducting all reasonable expenses incurred by it in litigating, arbitrating, compromising, settling or consenting to the settlement of any claims) in trust for the benefit of the Lender separated from other funds of the Borrower, (d) promptly deposit all Expropriation Proceeds in (i) the RMB Revenue Account if denominated in RMB or (ii) in the Foreign Debt Repayment Account if denominated in Dollars. The Borrower consents to the participation of the Lender in any proceedings regarding an Expropriation Event, and the Borrower shall from time to time deliver to the Lender all documents and instruments requested by it to permit such participation. Nothing in this Section 5.14 shall be deemed to impair any rights which the Lender may have with respect to any such Expropriation Event.

     5.15 Increased Costs. If, after the date of this Agreement, any Change of Law:

          (a) shall subject the Lender to any tax, duty or other charge with respect to the
Loans, or shall change the basis of taxation of payments by the Borrower to the Lender on the Loans (except for Covered Taxes, Other Taxes or changes in the rate of taxation on the overall net income of the Lender); or

           (b) shall impose on the Lender any other condition directly related to the Loans;

and the effect of any of the foregoing is to increase the cost to the Lender of making, issuing, creating, renewing, participating in or maintaining the Loans or to reduce any amount receivable by the Lender hereunder, then the Borrower shall from time to time, upon demand by the Lender, pay to the Lender additional amounts sufficient to reimburse the Lender for such increased costs or to compensate the Lender for such reduced amounts.

      5.16 Taxes. All payments made by the Borrower under this Agreement and the Project Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Instrumentality, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Instrumentality imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Project Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Lender hereunder or under the Project Note, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender for its own account a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this subsection 5.16 shall survive the termination of this Agreement and the payment of the Loans, the Project Note and all other amounts payable hereunder.

      5.17  Registration  of  the Loans; Other  Foreign  Exchange
Matters.

           5.17.1 Prior to any due date for any repayment of the principal of and/or the payment of interest on the Loans, the Borrower shall (i) use the Registration Certificate and the notice regarding such repayment and/or payment to obtain from the registration department a verification and approval certificate with respect to such repayment and/or payment and (ii) use such verification and approval certificate and the Registration Certificate to handle matters regarding the remittance from its foreign debt account of the principal of and interest on the Loans outside of China at the relevant bank.

           5.17.2 At the beginning of each year, the Borrower shall submit to the local foreign exchange administration a report stating the amount of foreign currency purchased in the preceding year for the purpose of repaying the principal of and/or paying the interest on the Loans and a plan regarding the purchase of foreign currency for the current year.

     5.18 Loan Payment Reserve. At the time of the final drawing under this Agreement, the Borrower shall deposit an amount equal to the Debt Service Reserve Requirement in the Debt Service
Reserve Fund.


                 ARTICLE 6 - NEGATIVE COVENANTS

      The Borrower covenants and agrees for the benefit of the Lender that until all Obligations owed to the Lender are paid in full, without the consent of the Lender, the Borrower shall not:

      6.1 Indebtedness. Incur, create, assume or be liable for any Indebtedness, except:

          (a)  the Loans and additional loans from the Lender;

          (b   debt  incurred  to  finance  working   capital
     requirements; provided that after giving effect to such additional debt, (i) the minimum (or lowest) projected Debt Service Coverage Ratio for any calendar year will not be less than 1.5 to 1 and (ii) the average projected Debt Service Coverage Ratio for any calendar year will not be less than 1.7 to 1; provided further, however, that the amount of such debt shall not at any time exceed US$1,000,000;

           (c) purchase money or Capital Lease Obligations incurred to finance assets of the Borrower that are readily replaceable personal property with a principal amount or capitalized portion not exceeding US$1,000,000 in the aggregate outstanding at any time;

           (d) trade accounts payable (other than for borrowed money) due within 90 days arising, and accrued expenses incurred, in the ordinary course of business of constructing, operating or maintaining the Facility on customary terms;

           (e) interest or currency exchange rate protection agreements;

           (f) Indebtedness under the Guarantees to which the Borrower is a party and any other guarantees of the obligations of any other Joint Venture Company permitted under the Financing Agreements.

           (g) any debt to any other Joint Venture Company, ((a) through (g), collectively "Permitted Indebtedness").

      6.2 Limitations on Liens. Create, assume or permit to exist any Lien upon any of the Borrower's assets or properties including without limitation the Facility, whether now owned or hereafter acquired, other than Permitted Liens.

      6.3 Nature of Business. Amend or modify its Articles of Association without the prior written consent of the Lender, or engage in any business other than the ownership and operation of the Facility.

     6.4 Sale or Lease of Facility Assets. Sell, lease, assign, transfer or otherwise dispose of the Facility or other assets unless (a) such sale, lease, assignment or other disposition relates only to property that is worn out or no longer useful or usable in connection with the operation of the Facility or such property is replaced by property having a Fair Market Value equal to or greater than the Fair Market Value of the property being leased or transferred or such lease or transfer is required to comply with law or to obtain or maintain any Governmental Authorization, (b) with respect to any other sales, leases, assignments or other dispositions, the aggregate amount thereof does not exceed US$250,000 in any given year or US$1,000,000 in the aggregate since the date of this Agreement, or (c) such sale, lease, assignment or other disposition is made in the ordinary course of business in accordance with the Project Documents.

     6.5 Merger, Consolidation, Liquidation, Dissolution. Merge or consolidate with or into any other Person, other than any of the other Joint Venture Companies or other Sino-foreign joint ventures with no material liabilities and no material activities unrelated to the Project, or liquidate, wind up, dissolve, or otherwise transfer or dispose of all or any substantial part of its property, assets or business, or change its legal form, or purchase or otherwise acquire any assets of any Person unless such purchase or acquisition of assets is reasonably necessary for the operation of the Facility or in the ordinary course of business.

      6.6 Contingent Liabilities. Become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person; provided, however, that the Borrower may guarantee or otherwise become liable in respect of any Indebtedness incurred by any other Person (on its behalf) in connection with or relating to incurrence of Indebtedness permitted under Section 6.1; and provided, further, however, that this Section 6.6 shall not be deemed to prohibit (i) the acquisition of goods, supplies or merchandise in the normal course of business on normal trade credit, or (ii) the endorsement of negotiable instruments received in the normal course of business; or (iii) the obligations hereunder and under the Guarantees or any other guarantee of any obligation of any other Joint Venture Company if such guarantee is required for the development and construction of the Project and is not contrary to any Legal Requirements.

      6.7 Loans, Advances or Investments. Make or permit to remain outstanding any loans, extensions of credit or advances to or investments in (whether by acquisition of any stocks, notes or other securities or obligations) any Person except RMB Permitted Investments with respect to the On-Shore Accounts denominated in Renminbi or Dollar Permitted Investments with respect to the On-Shore Accounts denominated in the U.S. Dollars or as expressly provided in the Project Documents.

      6.8 Immunity. In any proceedings in China or elsewhere in connection with any of the Financing Agreements to which the Borrower is a party, claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

     6.9 Distributions. Agree to any restriction on its ability to pay dividends (excluding restrictions imposed by law).

      6.10 Transactions With Affiliates. Except for the Project Documents, directly or indirectly: (i) enter into any transaction with any Person (including any Affiliate) other than in the ordinary course of business, or (ii) enter into any transaction with any Person, including any Affiliate, on terms less favorable to those available from independent third parties or (ii) establish any sole and exclusive purchasing or sales agency, or enter into any transaction whereby the Borrower might receive less than the full commercial price (subject to normal trade discounts) for electricity or pay more than the commercial price for products of others.

      6.11 Partnerships; Subsidiaries. Except as contemplated by the Project Documents, become a general or limited partner in any partnership or a joint venturer in any joint venture, acquire any ownership interest in any other Person or enter into any profit-sharing or royalty agreement or other similar arrangement whereby the Borrower's income or profits are, or might be, shared with any other Person, or enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person (other than any agreement under which the Borrower may provide operation and management consulting or other similar services), or form any Subsidiary.

      6.12 Assignment. Assign or otherwise transfer its rights under any of the Project Documents to which it is a party, or Governmental Authorizations for its benefit, to any Person without the prior written consent of the Lender.

      6.13 Abandonment of Project. Voluntarily cease or abandon the development, construction or operation of the Project.

      6.14 Improper Use. Use, maintain, operate or occupy, or allow the use, maintenance, operation or occupancy of, any portion of the Site or Facility for any purpose which: (a) may be dangerous, unless safeguarded as required by any Legal Requirement or Government Instrumentality; (b) may constitute a public or private nuisance resulting in a Material Adverse Effect; or (c) may make void, voidable or cancelable, or materially increase the premium of, any insurance then in force with respect to the Site or Project or any part thereof.

      6.15 Regulation of Parties. Take any action which could reasonably be expected to result in (a) the Borrower being subject to regulation by any Governmental Instrumentality of the United States as a "public utility," an "electric utility," an "electric utility holding company" or a "public utility holding company", (b) the Borrower being subject to regulation as a "subsidiary company" or an "affiliate" of a "holding company" under (and as defined in) PUHCA or (c) any Person who by reason of its or their ownership or operation of the Facility upon the exercise of remedies hereunder or under the Guarantees, being subject to regulation by any Governmental Instrumentality of the United States as a "public utility," an "electric utility," an "electric utility holding company" or a "holding company" or a subsidiary or Affiliate of any of the foregoing under any Legal Requirement of the United States (including, without limitation, PUHCA and the FPA).

     6.16 Amendments. Amend any of the Project Documents without the prior written consent of the Lender.


      ARTICLE 7 - EVENTS OF DEFAULT; CURE RIGHTS; REMEDIES

      7.1 Events of Default; Cure Rights. The occurrence of any of the following events shall constitute an event of default
("Event of Default") hereunder:

           7.1.1     Failure to Make Payments.  Payment shall not
have  been made of any principal of or any interest on the  Loans or  other  amounts owed by the Borrower to the Lender  within  15
Banking Days after such amounts are due.

          7.1.2 Misstatements; Omissions. Any representation or warranty confirmed or made in any Project Documents by the Borrower or in any writing provided by the Borrower in connection with the transactions contemplated by this Agreement shall be found to have been incorrect in any material respect when made or deemed to be made; provided, however, that no Event of Default shall occur if within sixty (60) days after the date on which the General Manager of the Borrower has actual notice that such incorrect statement has occurred, the Borrower shall deliver in good faith, to the Lender an Officer's Certificate stating in reasonable detail that either (i) the Borrower has eliminated any adverse effect relating to such incorrect statement or (ii) that the Borrower has taken action that it reasonably believes will eliminate the adverse effect relating to such incorrect statement within a reasonable specified time.

           7.1.3 Affirmative Covenants. The Borrower shall fail to perform or observe any of its obligations under (a) Sections 5.4 and 5.5 or (b) any other term, covenant or agreement set forth in Article 5 hereof, where such default shall not have been remedied within fifteen (15) days after notice of such failure.

           7.1.4 Negative Covenants. The Borrower shall fail to perform or observe any of its obligations under any term, covenant or agreement set forth in Article 6 hereof other than
Section 6.2, where such default shall not have been remedied within fifteen (15) days after the Borrower has received notice of such failure.

           7.1.5 Breach of Material Project Documents. The Borrower or any other party thereto shall breach or default under any term, condition, provision, covenant, representation or warranty contained in any of the Material Project Documents and the Financing Agreements to which the Borrower is a party if such breach or default shall continue unremedied for fifteen (15) days after notice to the Borrower from the Lender; provided, however, that in the case of any of the EPC Contract, the CHEXIM Guarantee or the Transmission Facilities Construction Agreement, if the breach or default cannot be remedied within such fifteen (15) days despite the Borrower's and/or such other party's, as the case may be, good faith and diligent efforts to do so, but is susceptible to cure within a longer period, the Borrower or such party shall continue diligently such efforts to cure such breach or default until cured (but in no event longer than sixty (60) days in the aggregate.

          7.1.6     Bankruptcy; Insolvency.

           (a) The Borrower or any other Joint Venture Company shall institute a voluntary case or undertake actions to form an arrangement with creditors for the purpose of paying past due debts, seeking liquidation, reorganization or moratorium of payments, under any Bankruptcy Law (or any successor statute or similar statute in any relevant jurisdiction), or shall consent to the institution of an involuntary case thereunder against it; or the Borrower shall file a petition, answer or consent or shall otherwise institute any similar proceeding under any other Legal Requirements, or shall consent thereto; or the Borrower or any other Joint Venture Company shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers; or the Borrower or any other Joint Venture Company shall make an assignment for the benefit of creditors; or the Borrower or any other Joint Venture Company shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking the liquidation or reorganization of the Borrower or any other Joint Venture Company under any Bankruptcy Law (or any successor statute or similar statute under any relevant jurisdiction) or any similar proceeding shall be commenced against the Borrower or any other Joint Venture Company under any other Legal Requirements and (i) the petition commencing the involuntary case is not timely controverted, (ii) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing, (iii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of the Borrower or any other Joint Venture Company and such appointment is not vacated within sixty (60) days, or
(iv) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers of the Borrower or any other Joint Venture Company of all or a part of their property, shall have been entered; or any other similar relief shall be granted against the Borrower or any other Joint Venture Company under any Legal Requirements; and

           (b) NCPGC, the EPC Contractor, or Harbin Power shall institute a voluntary case or undertake actions to form an arrangement with creditors for the purpose of paying past due debts, seeking liquidation, reorganization or moratorium of payments, under any Bankruptcy Law (or any successor statute or similar statute in any relevant jurisdiction), or shall consent to the institution of an involuntary case thereunder against it; or shall file a petition, answer or consent or shall otherwise institute any similar proceeding under any other Legal Requirements, or shall consent thereto; or shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers; or shall make an assignment for the benefit of creditors; or shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking the liquidation or reorganization of NCPGC, the EPC Contractor, or Harbin Power under any Bankruptcy Law (or any successor statute or similar statute under any relevant jurisdiction) or any similar proceeding shall be commenced against NCPGC, the EPC Contractor, or Harbin Power under other Legal Requirements and (i) the petition commencing the involuntary case is not timely controverted, (ii) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing, (iii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of any of NCPGC, the EPC Contractor, or Harbin Power and such appointment is not vacated within sixty (60) days, or (iv) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers of any of NCPGC, the EPC Contractor, or Harbin Power of all or a part of any of their respective property, shall have been entered; or any other similar relief shall be granted against the NCPGC, the EPC Contractor, or Harbin Power under any Legal Requirements.

           7.1.7 Judgments. A final judgment or judgments shall be entered (i) against the Borrower in the aggregate amount of US$1,000,000 (or the equivalent thereof in other currencies) (exclusive of judgment amounts fully covered by insurance where the insured has admitted liability), other than a judgment, the execution of which is effectively stayed within sixty (60) days after its entry but only for no more than ninety (90) days after the date on which such stay is terminated or expires; or (ii) in the form of an injunction or similar form of relief requiring suspension or abandonment of construction or operation of the Facility on grounds of violation of a Legal Requirement and failure of the Borrower to have such injunction or similar form of relief stayed or discharged within ninety (90) days.

           7.1.8 Other Indebtedness. The Borrower shall default for a period beyond any applicable grace period in the payment of any principal, interest or other amount due under any agreement involving the borrowing of money or the advance of credit and the outstanding amount or amounts payable under such agreement equals or exceeds US$250,000 (or the equivalent thereof in other currencies) in the aggregate.

           7.1.9     Termination or Invalidity of Certain Project
Documents; Abandonment of Project.

           (a)   Any  of  the Project Documents or the  Financing
Agreements shall have become invalid, illegal or unenforceable;

           (b) The Borrower shall cease to have the right to use the Site for the purpose of owning, constructing, maintaining and operating the Facility in the manner contemplated by the Project Documents (or to obtain sufficient water for its operations); or

            (c) The Borrower shall abandon the Project or otherwise cease to pursue the operations of the Project in accordance with standard industry practice or shall (except as permitted by Section 6.4) sell or otherwise dispose of its interest in the Project.

           7.1.10     Commercial Operation Date.  The  Commercial
Operation Date shall not have occurred by December 31, 1999.

           7.1.11 Government Authorizations. Any Governmental Authorization, approval or permit (whether central, provincial, municipal, local or otherwise) necessary for (a) the establishment of the Borrower (b) the ownership, construction, maintenance, financing or operation of the Project, (c) the setting or adjustment of the electricity price for the Project in accordance with the method of calculation set forth in the attachments to the Pricing Document or (d) the conversion or transfer of any foreign currency shall not be obtained if and when required, or shall be modified, revoked or cancelled, or a notice of violations is issued under any Governmental Authorization on grounds of, or illegality or the absence of any required authorization, by the issuing agency or other Governmental Instrumentality having jurisdiction or any proceeding is commenced by any Governmental Instrumentality for the purpose of modifying, revoking or cancelling any Governmental Authorization.

           7.1.12     Destruction of Project.   The  Facility  is
destroyed, or suffers an actual or constructive total loss or damage.

          7.1.13    Change of Law.  The occurrence of any adverse
Change of Law of the PRC.

           7.1.14 Remedies. Upon the occurrence of any of the Events of Default, the Lender may, by written notice to the Borrower and the other Joint venture Companies, declare the Loans to be immediately due and payable and pursue any and all remedies available for the non-payment of debts.

                 ARTICLE 8 - SCOPE OF LIABILITY

           The Lender shall have no claims with respect to the transactions contemplated by the Project Documents against any Person other than the Borrower including, but not limited to, the Panda International and the Luannan Government or any of their respective Affiliates (other than the Borrower) or direct or indirect parents, or to the shareholders, officers, directors, employees, or other controlling persons (including members of the management committee) of the Panda International and the Luannan Government, their respective Affiliates (other than the Borrower), or their direct or indirect parents (collectively the "Nonrecourse Persons"), subject to the exceptions set forth below in this Article 8; provided that (a) the foregoing provision of this Article 8 shall not constitute a waiver, release or discharge of any of the indebtedness, or of any of the terms, covenants, conditions, or provisions of this Agreement, any other Financing Agreement and the same shall continue until fully paid, discharged, observed, or performed; (b) the foregoing provision of this Article 8 shall not limit or restrict the right of the Lender, to name the Borrower or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement or any other Financing Agreement, or for injunction or specific performance, so long as no judgement in the nature of a deficiency judgement shall be enforced against any Nonrecourse Persons, except as set forth in this Article 8; (c) the foregoing provision of this Article 8 shall not affect or diminish or constitute a waiver, release or discharge of any specific written obligation, covenant, or agreement in respect to the Project made by any of the Nonrecourse Persons; and (d) nothing contained herein shall limit the liability of any Person who is a party to any Project Document or has issued any certificate or other statement in connection therewith with respect to such liability as may arise by reason of the terms and conditions of such Project Document, certificate or statement, or otherwise, in each case under this clause (d) relating solely to such liability of such Person as may arise under such referenced agreement, instrument or opinion. The limitations on recourse set forth in this Article 8 shall survive the termination of this Agreement and the full payment and performance of the Obligations hereunder and under the other Project Documents.


                   ARTICLE 9 - MISCELLANEOUS

      9.1   Addresses.   Any communications between  the  parties
hereto or notice provided herein to be given may be given to the following addresses.

          If to the Lender:   Pan-Western Energy Corporation, LLC
                              c/o Maples and Calder
                              P.O. Box 309
                              South Church Street
                              George Town, Grand Cayman
                              Cayman Islands, British West Indies


        If  to  the Borrower: Tangshan Panda Heat and Power Co., Ltd.
                              South Gujiaying Cun, Bencheng
                              Luannan County
                              Hebei Province, China

        in either case,
        with  a  copy  to:    Panda Energy Industrial Inc.
                              4100 Spring Valley Road
                              Suite 1001
                              Dallas, Texas 75244


     9.2 Delay and Waiver. No delay or omission to exercise any right, power or remedy accruing to the Lender upon the occurrence of any Event of Default or any breach or default of the Borrower under this Agreement shall impair any such right, power or remedy of the Lender, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single Event of Default, or other breach or default be deemed a waiver of any other Event of Default, or other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Lender of any Event of Default, or other breach or default under this Agreement, or any waiver on the part of the Lender of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or by law or otherwise afforded to the Lender shall be cumulative and not alternative.

      9.3 Entire Agreement. This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail. This Agreement may only be amended or modified by an instrument in writing signed by the Borrower, the Lender and any other parties to be charged.

      9.4 Governing Law. This Agreement shall be governed by, and be construed and interpreted in accordance with, the law of the Cayman Islands.

      9.5 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      9.6 Headings. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

      9.7 No Partnership, Etc. The Lender and the Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement or the Project Note shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between the Lender, on the one hand, and the Borrower or any other Person, on the other hand. The Lender shall not be in any way responsible or liable for the debts, losses, obligations or duties of the Borrower or any other Person with respect to the Project or otherwise. All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and charges arising from the ownership, operation or occupancy of the Project and to perform all obligations under the agreements and contracts relating to the Project shall be the sole responsibility of the Borrower.

      9.8 Consent to Jurisdiction. The Lender and the Borrower agree that any legal action or proceeding by or against the Borrower or with respect to or arising out of this Agreement the Project Note may be brought in or removed to the courts of the Cayman Islands. By execution and delivery of this Agreement, the Lender and the Borrower accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Lender and the Borrower irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the Lender or the Borrower, as the case may be, at their respective addresses for notices as specified herein and that such service shall be effective five (5) Banking Days after such mailing. Nothing herein shall affect the right to serve process in any other manner permitted by law or the right of the Lender to bring legal action or proceedings in any other competent jurisdiction. The Lender and the Borrower further agree that the aforesaid courts of the Cayman Islands shall have exclusive jurisdiction with respect to any claim or counterclaim of the Borrower based upon the assertion that the rate of interest charged by the Lender on or under this Agreement and/or the Project Note is usurious. The Lender and the Borrower hereby waive any right to stay or dismiss any action or proceeding under or in connection with any or all of the Project or this Agreement brought before the foregoing courts on the basis of forum non-conveniens.

      9.9 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Borrower may not assign or otherwise transfer any of its rights under this Agreement.

     9.10 Counterparts. This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties listed below shall constitute a single binding agreement.

           IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their officers or partners thereunto duly authorized as of the day and year first above written.

                         PAN-WESTERN ENERGY CORPORATION LLC



                         By:
                             Name:
                             Title:

                         TANGSHAN PANDA HEAT AND POWER CO., LTD.



                         By:
                             Name:
                             Title:



				  Schedule 5.8
                      OUTLINE OF INSURANCE


TYPE                     Construction  &  Erection  "All  Risks",
                         Third  Party Liability & Delay in Start-
                         Up Insurance.

INSURED                  Joint Venture Companies

                         and

                         Harbin Power Equipment Co., Ltd.

                         and / or

                         all     Contractors,    Sub-Contractors,
                         Suppliers, thereto, as their interest may appear.

PERIOD From notification to proceed through completion of construction testing and final acceptance (Est. 26 months in all).

                         Extensions   to   Period   relating   to
                         construction/erection not exceeding six months to be automatically held covered by Insurers at an additional premium to be agreed.

INTEREST                 Section  1 Construction & Erection  "All
                         Risks"

                         The permanent works and plant supplied, temporary works and materials until take over for commercial operation by the Principal of Unit 2.

                         Section 2 Third Party Liability

                         The legal liability of the insured for personal injury or damage to property.

                         Section 3 Delay I Start-Up

                         Loss  of Revenue &/or Increased Cost  of
                         Working   due   to  delayed   completion
                         resulting from loss or damage insured by
                         Section 1.

                         Project Insured

                         The  design, project management,  supply
                         construction,     erection,     testing,
                         commissioning and maintenance /  defects
                         liability  period  of the  2x50MW  coal-
                         fired   electric   and  thermal   energy
                         cogeneration  power  plants  at  Luannan
                         County, Tangshan City, and all work and services ancillary thereto.

SUM INSURED              Section  1 Construction & Erection  "All
                         Risks"

                         Full Contract Value      US $90,000,000

                         Section 2 Third Party Liability

                         Limit of Indemnity       US $20,000,000

                         any one occurrence / unlimited in all during the Period of Insurance.

                         Section 3 Delay in Start-Up

                         Sum Insured              US $38,250,000

                         Indemnity Period              12 months

LOCATION                 Near   the  City  of  Gujiaying,   Hebei
                         Province, Peoples Republic of China.







                                                        EXHIBIT A

                      FORM OF PROJECT NOTE



$                                              New York, New York
                                                          , 199


          FOR VALUE RECEIVED, the undersigned, , a Sino-foreign equity joint venture with limited liability organized under the laws of the People's Republic of China, (the "Borrower"), hereby unconditionally promises to pay to the order of Pan-Western Energy Corporation LLC (the "Lender") at the
office  of  [                   ] in lawful money of  the  United
States  of  America  and  in  immediately  available  funds,  the
principal amount of                         DOLLARS ($         ),
or, if less, the unpaid principal amount of the Loans made by the Lender pursuant to the Shareholder Loan Agreement, as hereinafter defined. The principal amount shall be paid in the amounts and on the dates specified in the Shareholder Loan Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Shareholder Loan Agreement.

      The holder of this Note is authorized to endorse on the schedule annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of the Loans and the date and amount of each payment or prepayment of principal with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Loans.

      This Note (a) is the Project Note referred to in the Shareholder Loan Agreement dated as of September 24, 1996 (as amended, supplemented or otherwise modified from time to time, the "Shareholder Loan Agreement"), between the Borrower and the Lender, (b) is subject to the provisions of the Shareholder Loan Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Shareholder Loan Agreement. This Note is guaranteed as provided in the Financing Agreements. Reference is hereby made to the Financing Agreements for a description of the terms and conditions upon which each guarantee was granted and the rights of the holder of this Note in respect thereof.

      Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Shareholder Loan Agreement.

      All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

      Unless otherwise defined herein, terms defined in the Shareholder Loan Agreement and used herein shall have the meanings given to them in the Shareholder Loan Agreement.

       THIS  NOTE  SHALL  BE  GOVERNED  BY,  AND  CONSTRUED   AND
INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE CAYMAN ISLANDS.

                              [BORROWER]



                              By:

                              Name:

                              Title:



                                                       SCHEDULE A

                   INTEREST PAYMENT SCHEDULE

[***]  FILED SEPARATELY WITH THE COMMISSION PURSUANT
       TO A REQUEST FOR CONFIDENTIAL TREATMENT.







                                                       SCHEDULE B

                     AMORTIZATION SCHEDULE

[***]  FILED SEPARATELY WITH THE COMMISSION PURSUANT
       TO A REQUEST FOR CONFIDENTIAL TREATMENT.